EXHIBIT 99.(a)(11)

Dear Warrant Holder:

We previously forwarded to you an Offer to Amend and Exchange, dated April 24, 2008 (the “Offer Memo”), and the related Instructions, Election Form and Withdrawal Form (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by Emerald Dairy, Inc., a Delaware corporation (the “Company”) to the holders of the Company’s outstanding warrants to acquire common stock of the Company (the “Warrants”).  We previously extended the Offer and are doing so again. The Offer is being extended until November 21, 2008. You now have until November 21, 2008 to accept the Offer or, with respect to any acceptance previously or hereafter made, to withdraw such acceptance.

We hereby modify our Offer (i) to reflect November 21, 2008 as the expiration date of the Offer. It is possible that we may further extend the expiration of the Offer beyond November 21, 2008.

In addition, we are revising the Offer Memo to reflect that the shares of common stock underlying the warrants are being withdrawn from our pending registration statement. We currently do not intend to register the shares underlying the warrants. Upon exercise of the Warrants, you will be issued restricted shares of common stock. You will not be able to sell those shares unless an exemption from the registration requirements of the Securities Act of 1933, as amended, is available, such as Rule 144.

As previously disclosed, pursuant to the Offer, Warrant holders may  tender their Warrants for shares of common stock, par value $0.001 per share (the “Common Stock”), at a reduced exercise price as follows:

•	With respect to warrants having an exercise price of $0.94 per share, a holder accepting the Offer may exercise some or all of the warrants at $0.75 per share of Common Stock;

•	With respect to warrants having an exercise price of $1.50 per share, a holder accepting the Offer may exercise some or all of the warrants at $1.20 per share of Common Stock;

•	With respect to warrants having an exercise price of $2.04 per share, a holder accepting the Offer may exercise some or all of the warrants at $1.63 per share of Common Stock; and

•	With respect to warrants having an exercise price of $3.26 per share, a holder accepting the Offer may exercise some or all of the warrants at $2.61 per share of Common Stock.

If a holder of Warrants accepts the offer, the exercise price for the tendered warrants must be paid in cash. No cashless exercise will be permitted at these discounted exercise prices.

The purpose of this Offer is to encourage the exercise of the outstanding warrants in order to raise additional capital. We intend to apply the proceeds toward the cost of constructing a new production facility, which we believe will enable us to produce an additional 9,000 tons of milk powder in fiscal 2009, however, we will retain broad discretion over the use of the net proceeds and may use the money for other corporate purposes.

WARRANTS WHICH ARE NOT TENDERED WILL RETAIN THEIR CURRENT TERMS, Investing in the Company’s securities involves a high degree of risk. See “CERTAIN RISKS OF PARTICIPATING IN OUR OFFER” in the Offer Memo previously forwarded to you, as amended as described herein for a discussion of information that you should consider before tendering Warrants in this Offer. You should read the Offer Memo carefully before deciding whether or not to exercise any of your Warrants.

The Company’s Board of Directors has approved the Offer. However, neither the Company’s management nor its Board of Directors, officers, or employees makes any recommendation to any Warrant holder as to whether to exercise or refrain from exercising any Warrants. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information regarding the Offer and should consult your own investment and tax advisors to determine whether you want to exercise your Warrants and, if so, how many Warrants to exercise. In doing so, you should read carefully the information in the Offer Memo and other Offer Documents.

IT IS THE COMPANY’S CURRENT INTENT NOT TO CONDUCT ANOTHER OFFER TO PROMOTE THE EARLY EXERCISE OF THE WARRANTS, BUT THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE.

 You may exercise some or all of your Warrants. Please follow the instructions in this document and the related documents, including the accompanying Instructions, to submit your Warrants.

Very truly yours,

Emerald Dairy, Inc.